Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Magnum Hunter Resources Corporation

We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties purchased by Bakken Hunter, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation (the “Purchaser”), from Baytex Energy USA Ltd (“Baytex”) for the year ended December 31, 2011. These financial statements are the responsibility of the Purchaser’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the oil and gas properties purchased by the Purchaser from Baytex described in Note 1 for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current report on Form 8-K of Magnum Hunter Resources Corporation) and are not intended to be a complete financial presentation of the properties described above.

Hein & Associates LLP
Dallas, Texas
August 3, 2012

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES PURCHASED BY BAKKEN HUNTER, LLC, FROM BAYTEX ENERGY USA, LTD

	Three Months Ended		Twelve Months Ended
	March 31,		December 31,
	2012	2011	2011
	(unaudited)	(unaudited)
REVENUES	$5,109,072	$3,240,505	$15,025,308

DIRECT OPERATING EXPENSES	1,241,696	813,510	3,763,066

EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES	$3,867,376	$2,426,995	$11,262,242

NOTES  TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES PURCHASED BY BAKKEN HUNTER, LLC, FROM BAYTEX ENERGY USA, LTD FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011 AND THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

NOTE 1 — BASIS OF PRESENTATION

On April 18, 2012, Bakken Hunter, LLC (the “Purchaser”), a Delaware limited liability company and wholly-owned subsidiary of Magnum Hunter Resources Corporation (“Magnum Hunter”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Baytex Energy USA Ltd. (“Baytex”), an affiliate of Baytex Energy Corporation (“Baytex Parent”).  Pursuant to the Purchase Agreement, Bakken Hunter agreed to purchase all of Baytex’s non-operated working interest in oil and gas properties and wells located in Divide and Burke Counties, North Dakota, within an area subject to that certain Operating Agreement (the “Operating Agreement”) dated January 1, 2010, among Samson Resources Company (“Samson”), as operator, Baytex and Williston Hunter, Inc., a wholly-owned subsidiary of Magnum Hunter (“Williston Hunter”) (collectively, the “Assets”).  The purchase price of the Assets is $311 million in cash, subject to adjustment for certain customary items, including revenues and expenses attributable to the Assets, and certain title deficiencies and environmental conditions.

The statements of revenues and direct operating expenses associated with the Assets were derived from Baytex Parent’s accounting records.  During the periods presented, the Assets were not accounted for or operated as a consolidated entity or as a separate division by Baytex Parent.  Revenues and direct operating expenses for the Assets included in the accompanying statements represent the net collective working and revenue interests to be acquired by the Purchaser.  The revenues and direct operating expenses presented herein relate only to the Assets which have been acquired and do not represent all of the oil and natural gas operations of Baytex Parent, other owners, or other third party working interest owners.  Direct operating expenses include lease operating expenses and production and other related taxes.  General and administrative expenses and depreciation, depletion, and amortization of oil and gas properties and federal and state taxes have been excluded from direct operating expenses in the accompanying statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the Assets been operated as a standalone entity.  No dry holes were conveyed to the Purchaser as part of the Purchase Agreement.  Accordingly, exploration expenses and dry hole costs are not applicable to this presentation.  Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist for the Assets and are not practicable to prepare in these circumstances.  The statements of revenues and direct operating expenses presented are not indicative of the results of operations of the Assets on a go forward basis due to changes in the business and the omission of various operating expenses.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates :  The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods.  Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition :  Revenues are recognized for oil and natural gas sales under the sales method of accounting.  Under this method, revenues are recognized on production as it is taken and delivered to its purchasers.  The volumes sold may be more or less than the volumes entitled to, based on the owner’s net interest in the Assets.  These differences result from production imbalances, which are not significant, and are reflected as adjustments to proved reserves and future cash flows in the unaudited supplementary oil and gas information included herein.

Interim Financial Information:  The interim financial information for the three months ended March 31, 2012 and 2011 included herein is unaudited.  In the opinion of the Purchaser’s management, the information furnished herein reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the interim periods reported herein.  Operating results for the three months ended March 31, 2012 may not necessarily be indicative of the results for the year ending December 31, 2012.

NOTE 3 — SUPPLEMENTARY OIL AND GAS INFORMATION — (UNAUDITED)

Estimated Net Quantities of Oil and Natural Gas Reserves

The following are estimates of the net proved oil and natural gas reserves of the properties located entirely within the United States of America.  Reserve volumes and values were determined under definitions and guidelines of the U.S. Securities and Exchange Commission (“SEC”) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities-Oil and Gas.  Reserve estimates are expected to change as additional performance data becomes available.

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in the thousand barrels of oil (“MBbl”) and million cubic feet (“MMcf”) were as follows:

	Crude Oil (Mbbls)	Natural Gas (MMcf)
Proved reserves at January 1, 2011	3,637	72
Production	(172)	(11)
Extensions and discoveries	1,319	13
Proved reserves at December 31, 2011	4,784	74

Proved developed reserves
December 31, 2011	1,385	63

NOTE 3 — SUPPLEMENTARY OIL AND GAS INFORMATION — (UNAUDITED) (Continued)

Discounted Future Net Cash Flows

A summary of the discounted future net cash flows related to proved crude oil and natural gas reserves is shown below.  Future net cash flows calculated at December 31, 2011 are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period.

	December 31, 2011	December 31, 2010
Commodity prices used in determining future cash flows
Oil (per Bbl)	$87.89	$71.78
Natural Gas (per Mcf)	$3.22	$3.64

	December 31, 2011	December 31, 2010
	(in thousands)	(in thousands)
Future cash inflows	$376,909	$234,131
Less related future
Production costs	(74,540)	(48,229)
Development and abandonment costs	(106,988)	(82,090)
Future income tax expense	(53,344)	(23,788)
Future net cash flows	142,037	80,024
Ten percent annual discount for estimated timing of cash flows	(91,404)	(57,851)
Standardized measure of discounted future net cash flows	$50,633	$22,173

* Future cash inflows from proved undeveloped reserves are approximately $267.7 million.

NOTE 3 — SUPPLEMENTARY OIL AND GAS INFORMATION — (UNAUDITED) (Continued)

Changes in Discounted Future Net Cash Flows

A summary of the changes in the discounted future net cash flows applicable to proved crude oil and natural gas reserves follows:

Year Ended December 31, 2011
(in thousands)
Present Value, beginning of period	$22,173
Net changes in prices and production costs	26,870
Net changes in future development costs	(25,798)
Previously estimated development costs incurred	7,013
Sales of oil and gas produced, net	(11,269)
Extensions and discoveries	37,036
Revisions of previous quantity estimates	—
Accretion of discount	13,954
Net change in income taxes	(18,905)
Changes in rate of production and other	(441)
Present value, end of period	$50,633